Exhibit 4.2

Dated as of December 9, 2015

First Supplemental Indenture

among

Kansas City Southern,

as Issuer

Each of the Guarantors Party Hereto

and

U.S. Bank National Association,

as Trustee

Floating Rate Senior Notes due 2016

FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), dated as of December 9, 2015, among KANSAS CITY SOUTHERN, a Delaware corporation (the “Issuer”), the guarantors party hereto and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly incorporated and existing under the laws of the United States of America, as Trustee (together with its successors and assigns, in such capacity, the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, the guarantors party hereto and the Trustee have heretofore executed and delivered an Indenture, dated as of December 9, 2015 (the “Original Indenture” and, as hereby supplemented, the “Indenture”), providing for the issuance from time to time of one or more series of the Issuer’s Securities;

WHEREAS, pursuant to the terms of the Indenture, the Issuer desires to provide for the establishment of a series of Securities to be designated as the “Floating Rate Senior Notes due 2016” (herein referred to as the “Floating Rate Senior Notes”), the form and substance of the Floating Rate Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this First Supplemental Indenture;

WHEREAS, Section 11.01(h) of the Original Indenture provides that the Issuer and the Trustee may provide for the issuance of additional Securities in accordance with the Original Indenture;

WHEREAS, Section 2.01 of the Original Indenture provides that various matters with respect to any series of Securities issued under the Indenture may be established in a supplemental indenture to the Original Indenture; and

WHEREAS, all acts and things necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding instrument in accordance with its terms and for the purposes herein expressed, have been done and performed; and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and intending to be legally bound, the parties to this First Supplemental Indenture hereby agree as follows:

ARTICLE I

RELATION TO INDENTURE; ADDITIONAL DEFINITIONS

Section 1.01 Relation to Indenture. This First Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02 Additional Definitions. For all purposes of this First Supplemental Indenture, capitalized terms used herein shall have the respective meanings specified below or, if not specified below, shall have the meaning specified in the Original Indenture.

“Below Investment Grade Ratings Event” means, on any day within the 60-day period (which period shall be extended so long as the rating of the Floating Rate Senior Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control or (2) public notice by the Issuer of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control, that the Floating Rate Senior Notes are rated below Investment Grade by two of the three Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall

1

not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Issuer’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).

“Business Day Convention” means if any Interest Payment Date in respect of any Floating Rate Senior Note (other than the Maturity Date) is not a Business Day, then such Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day. If any such Interest Payment Date (other than the Maturity Date) is postponed or brought forward as described above, the interest amount will be adjusted accordingly and the Holder will be entitled to more or less interest, respectively. If the Maturity Date in respect of the Floating Rate Senior Notes or any date fixed for redemption of the Floating Rate Senior Notes is not a Business Day, the payment of principal and interest will not be made until the next following Business Day, and no further interest will be paid in respect of the delay in such payment.

“Calculation Agent” means U.S. Bank National Association, or any other successor appointed from time to time by the Issuer acting as calculation agent for the Floating Rate Senior Notes.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Issuer and its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the total Voting Stock of the Issuer or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

“Change of Control Payment Date” has the meaning assigned to it in Section 4.07(c) hereof.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (as measured from the date of redemption) (“Remaining Life”) of the Floating Rate Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Floating Rate Senior Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent publicly filed balance sheet of the Issuer and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Daily Interest Amount” shall have the meaning set forth in Section 2.04(c).

“Designated LIBOR Page” means (1) the Reuters screen “LIBOR01” or such other page as may replace the Reuters screen “LIBOR01” on that service or (2) if, on any Interest Determination Date, the three-month U.S. dollar LIBOR does not appear or is not available on such date on the designated Reuters screen described in clause (1) of this definition, the designated LIBOR page shall be Bloomberg L.P. page “BBAM” or such other page as may replace Bloomberg L.P. page “BBAM” on that service.

“Existing KCSM Notes” means any Floating Rate Senior Notes due 2016, 2.35% Senior Notes due 2020 and 3.00% Senior Notes due 2023, each issued by KCSM.

“Floating Rate Senior Notes” has the meaning set forth in the second paragraph of the recitals hereof.

“Global Note” means a Security evidencing all or part of the Floating Rate Senior Notes, substantially in the form attached as Exhibit A.

“Guarantors” means each subsidiary of the Issuer that execute a Note Guarantee, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Initial Interest Period” means the period beginning on, and including, December 9, 2015 and ending on, but not including, the first Interest Payment Date.

“Interest Determination Date” means, for each Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

“Interest Payment Dates” means has the meaning set forth in Section 2.04(a) hereof.

“Interest Period” means the period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on December 9, 2015, and will end on, but not include, the first Interest Payment Date.

“Interest Reset Date” means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Issuer.

“Issue Date” means December 9, 2015.

“LIBOR” has the meaning set forth in Section 2.04(a) hereof.

“London Business Day” means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in London.

“Maturity Date” has the meaning set forth in Section 2.03 hereof.

“Note Guarantee” means each Guarantee of the obligations with respect to the Floating Rate Senior Notes issued by a Person pursuant to the terms of the Indenture.

“Original Indenture” has the meaning set forth in the first paragraph of the Recitals hereof.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Floating Rate Senior Notes or fails to make a rating of the Floating Rate Senior Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Issuer (as certified by a resolution of the Issuer’s board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be, with respect to the Floating Rate Senior Notes.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (or their respective affiliates that are primary Government Securities dealers) and their respective successors; provided, however, that if any Reference Treasury Dealer is not at the applicable time a primary Government Securities dealer (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer selected by it.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Floating Rate Senior Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding such Redemption Date.

“Regular Record Date” shall have the meaning set forth in Section 2.04(d).

“Spread” means 70 basis points (0.70%).

“Treasury Rate” means, on any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to such Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the related Comparable Treasury Issue, calculated using a price for that Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

All references herein to Articles, Sections or Exhibits, unless otherwise specified, refer to the corresponding Articles, Sections or Exhibits of this First Supplemental Indenture. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this First Supplemental Indenture.

ARTICLE II

THE SERIES OF NOTES

Section 2.01 Title of the Notes. The Floating Rate Senior Notes shall be designated as the “Floating Rate Senior Notes due 2016.”

Section 2.02 No Limitation on Aggregate Principal Amount. There shall be no limitation on the aggregate principal amount of Floating Rate Senior Notes that may be outstanding.

Section 2.03 Stated Maturity. The Stated Maturity of the Floating Rate Senior Notes shall be October 28, 2016 (the “Maturity Date”).

Section 2.04 Interest and Interest Rate. (a) The Floating Rate Senior Notes shall bear interest at a floating rate per annum equal to the three-month U.S. dollar London Interbank Offered Rate (“LIBOR”), determined as provided in this Section 2.04, plus the Spread, from the date of this Indenture, payable quarterly in arrears on January 28, April 28, July 28 and October 28 of each calendar year (each, an “Interest Payment Date”), commencing on January 28, 2016, subject to the Business Day Convention. Interest payable on any Interest Payment Date or the Maturity Date shall be the amount accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid as set forth in this Indenture (or from and including the original issue date of the Floating Rate Senior Notes, if no interest has been paid as set forth in this First Supplemental Indenture) to, but excluding, such Interest Payment Date or the Maturity Date, as the case may be.

(b) The interest rate for the Initial Interest Period shall be 1.0232%. The interest rate for each Interest Period after the Initial Interest Period shall be the three-month U.S. dollar LIBOR, as determined on the applicable Interest Determination Date by the Calculation Agent pursuant to Section 2.04(e) hereof, plus the Spread. The interest rate for the Floating Rate Senior Notes will be reset quarterly on each Interest Reset Date.

(c) The amount of interest for each day that the Floating Rate Senior Notes are outstanding (the “Daily Interest Amount”) shall be calculated by the Calculation Agent by dividing the interest rate (expressed as a percentage per annum) in effect during the applicable Interest Period or the Initial Interest Period, as applicable, by 360 and multiplying the result by the outstanding principal amount of the Floating Rate Senior Notes. The amount of interest to be paid on the Floating Rate Senior Notes for any applicable period shall be calculated by the Calculation Agent by adding the Daily Interest Amounts for each day in such period.

(d) Interest on the Floating Rate Senior Notes shall be payable to the Holders of record of the Floating Rate Senior Notes at the close of business on the fifteenth calendar day prior to each Interest Payment Date, whether or not such day is a Business Day, each such day, a “Regular Record Date” with respect to the Floating Rate Senior Notes.

(e) The Calculation Agent shall determine the three-month U.S. dollar LIBOR in accordance with the following provisions: with respect to any Interest Determination Date, the three-month U.S. dollar LIBOR shall be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date. If the three-month U.S. dollar LIBOR does not appear on the Designated LIBOR Page, the three-month U.S. dollar LIBOR, in respect of such Interest Determination Date, shall be determined as follows: the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the three-month U.S. dollar LIBOR on such Interest Determination Date shall be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the three-month U.S. dollar LIBOR on such Interest Determination Date shall be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks in New York City selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, the three-month U.S. dollar LIBOR determined as of such Interest Determination Date shall be the three-month U.S. dollar LIBOR in effect with respect to the Floating Rate Senior Notes prior to such Interest Determination Date.

(f) All percentages resulting from any calculation of any interest rate for the Floating Rate Senior Notes shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all U.S. dollar amounts shall be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the Floating Rate Senior Notes by the Calculation Agent shall (in the absence of manifest error) be final and binding on the Holders of the Floating Rate Senior Notes and the Issuer.

(g) Upon the request of any Holder of Floating Rate Senior Notes, the Calculation Agent shall provide to such Holder the interest rate then in effect and, if determined, the interest rate that shall become effective on the next Interest Reset Date.

(h) Notwithstanding anything herein to the contrary, the interest rate on the Floating Rate Senior Notes shall not exceed the maximum rate permitted by New York law, as the same may be modified by U.S. law of general application.

Section 2.05 Place of Payment. The place or places where the principal of and interest on the Floating Rate Senior Notes shall be payable is the office or agency of the Issuer maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee, and any other place or places designated by the Issuer pursuant to the Indenture; provided that while the Floating Rate Senior Notes are represented by one or more Global Securities registered in the name of the Depositary, or its nominee, the Issuer will cause payments of principal and interest on such Global Securities to be made to the Depositary or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by the Depositary or its nominee, and otherwise in accordance with such agreements, regulations or procedures.

Section 2.06 Place of Registration or Exchange. The place where the Holders of the Floating Rate Senior Notes may present the Floating Rate Senior Notes for registration of transfer or exchange and may make notices and demands to or upon the Issuer in respect of the Floating Rate Senior Notes shall be the Corporate Trust Office of the Trustee.

Section 2.07 Global Notes. (a) The Floating Rate Senior Notes shall be issuable in whole or in part in the form of one or more Global Notes in definitive, book-entry form, without interest coupons. The Global Note shall be deposited on the Issue Date with, or on behalf of, the Depositary.

(b) The Depository Trust Company shall initially serve as Depositary with respect to the Global Note. Such Global Note shall bear the legend set forth in the form attached as Exhibit A.

Section 2.08 Form of Securities. The Global Note shall be substantially in the form attached as Exhibit A.

Section 2.09 Additional Floating Rate Senior Notes. The Issuer may issue additional Floating Rate Senior Notes under the Indenture. Each of the Floating Rate Senior Notes issued on the Issue Date and any additional Floating Rate Senior Notes subsequently issued shall each be treated as a single class for all purposes under the Indenture, unless otherwise provided in the Indenture; provided, however, that any additional Floating Rate Senior Notes that are not fungible with existing Floating Rate Senior Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from the existing Floating Rate Senior Notes. Unless the context otherwise requires, for all purposes of the Indenture, references to the Floating Rate Senior Notes include any additional Floating Rate Senior Notes actually issued.

ARTICLE III

REDEMPTION OF THE FLOATING RATE SENIOR NOTES

Section 3.01 Redemption. The Floating Rate Senior Notes shall not be subject to any optional redemption except as provided in Section 3.02.

Section 3.02 Redemption Following Exchange Offer.

(a) Upon completion of the Exchange Offer, the Issuer may redeem Floating Rate Senior Notes which are not exchanged in the Exchange Offer in an amount up to 2.0% of the original aggregate principal amount of the Floating Rate Senior Notes issued at a Redemption Price of 100% of their principal amount plus accrued interest thereon to but excluding the Redemption Date.

(b) Any redemption pursuant to Section 3.02(a) shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Original Indenture; provided, however, that if less than all of the Floating Rate Senior Notes are to be redeemed at any time, the Trustee (or Registrar if other than the Trustee) will select Floating Rate Senior Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Floating Rate Senior Notes are listed, or if the Floating Rate Senior Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, that no Floating Rate Senior Note of $2,000 in principal amount or less shall be redeemed in part; provided, further, redemption notices may not be mailed less than 3 days prior to a Redemption Date if the notice is issued with respect to the Floating Rate Senior Notes to be redeemed pursuant to Section 3.02(a).

Section 3.03 Mandatory Redemption; Sinking Fund Obligations. The Issuer shall have no obligation to redeem or purchase any Floating Rate Senior Notes pursuant to any Mandatory Sinking Fund Payment.

ARTICLE IV

COVENANTS

Additional Covenants. Article IV of the Original Indenture shall be amended by adding the following new Sections thereto as set forth below for the benefit of the Holders of the Floating Rate Senior Notes but no other series of Securities under the Original Indenture, whether now or hereafter issued and outstanding (except as may be provided in a future supplemental indenture to the Original Indenture):

Section 4.06 Limitation on Secured Indebtedness and Indebtedness of Non-Guarantor Subsidiaries. (a) If the Issuer or any of the Issuer’s Significant Subsidiaries that is a Guarantor creates or permits any lien of any kind upon (1) any stock or indebtedness, whether owned on the Issue Date or thereafter acquired, of any of the Issuer’s Significant Subsidiaries that is a Guarantor or (2) any indebtedness, whether owned on the Issue Date or thereafter acquired, of the Issuer or any of the Issuer’s Significant Subsidiaries that is a Guarantor, in each case, to secure any Debt (other than the Floating Rate Senior Notes) of the Issuer, any of the Issuer’s Subsidiaries or any other person, the Issuer will cause the outstanding Floating Rate Senior Notes to be secured equally and ratably with that Debt, unless the aggregate principal amount of all such secured Debt then outstanding (together with any Debt outstanding under clauses (i), (iii), (iv) and (v) of Section 4.06(b)) would not exceed 10.0% of the Issuer’s Consolidated Net Assets. Subject to Section 4.06(b), this Section 4.06 does not (i) restrict any other property of the Issuer or its Subsidiaries or (ii) prohibit the sale by the Issuer or any of its Subsidiaries of any stock or indebtedness of any Subsidiary, including any Significant Subsidiary.

(b) The Issuer shall not permit any of its Subsidiaries that is not a Guarantor to incur any Debt, except:

(i) Debt with a final maturity of not more than 365 days;

(ii) intercompany Debt owed to the Issuer or any of its Subsidiaries;

(iii) Debt of any joint venture to which the Issuer or any of its Subsidiaries is a party;

(iv) any Existing KCSM Notes and any Secured Debt of any Subsidiary of the Issuer that is not a Guarantor, in each case, outstanding on the Issue Date; and

(v) Debt not otherwise permitted by this Section 4.06(b) in an aggregate principal amount, at any one time outstanding, not to exceed $150.0 million less the aggregate principal amount of any Existing KCSM Notes outstanding at the time of such incurrence (but not less than $0);

provided that, the limitations set forth in this Section 4.06(b) shall not apply to Meridian Speedway, LLC.

Section 4.07 Offer to Repurchase Upon Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, the Issuer will be required to make an offer to each Holder of the Floating Rate Senior Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Floating Rate Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Floating Rate Senior Notes repurchased plus accrued interest, if any, to but excluding the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at the Issuer’s option, prior to a Change of Control, but after the public announcement of such Change of Control, the Issuer shall mail to each Holder of the Floating Rate Senior Notes, with a copy to the Trustee, a notice:

(i) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(ii) offering to repurchase the Floating Rate Senior Notes;

(iii) setting forth the payment date for the repurchase of the Floating Rate Senior Notes, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(iv) if mailed prior to the date of consummation of the Change of Control, stating that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice;

(v) stating that any Floating Rate Senior Note not tendered will continue to accrue interest;

(vi) stating that, unless the Issuer defaults in the payment of the repurchase price, all Floating Rate Senior Notes accepted for payment pursuant to the repurchase offer will cease to accrue interest after the payment date specified in the notice; and

(vii) specifying the procedure for tendering Floating Rate Senior Notes.

(b) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Floating Rate Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.07, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such conflict.

(c) On the repurchase date following a Change of Control Repurchase Event (the “Change of Control Payment Date”), the Issuer will, to the extent lawful:

(i) accept for payment all Floating Rate Senior Notes or portions of Floating Rate Senior Notes properly tendered pursuant to the Issuer’s offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Floating Rate Senior Notes or portions of Floating Rate Senior Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Floating Rate Senior Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Floating Rate Senior Notes being purchased by the Issuer.

(d) The Paying Agent will promptly mail to each Holder of Floating Rate Senior Notes properly tendered the purchase price for the Floating Rate Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder of Floating Rate Senior Notes a new Floating Rate Senior Note equal in principal amount to any unpurchased portion of any Floating Rate Senior Notes surrendered; provided that each new Floating Rate Senior Note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(e) The Issuer will not be required to make an offer to repurchase the Floating Rate Senior Notes upon a Change of Control Repurchase Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer set forth in the Indenture and such third party purchases all Floating Rate Senior Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption for all outstanding Floating Rate Senior Notes has been given pursuant to Section 3.03 of the Original Indenture.

Section 4.08 Additional Guarantors. The Issuer shall cause each Domestic Subsidiary that guarantees the Credit Agreement or any other Debt of the Issuer or any of the Issuer’s Significant Subsidiaries that is a Guarantor to become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee within 30 days of becoming a Guarantor of such Debt; provided that, for avoidance of doubt, none of KCSM or any other Subsidiary of the Issuer that is not a Domestic Subsidiary shall be required to become a Guarantor.

Section 4.09 Reports. (a) Whether or not the Issuer is required to file reports with the Commission, the Issuer shall file with the Commission all such reports and other information when and as the Issuer would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if the Issuer were subject thereto, unless the Commission does not permit such filings, in which case the Issuer shall provide such reports and other information to the Trustee (within the same time periods that would be applicable if the Issuer were required and permitted to file reports with the Commission) and instruct the Trustee to mail such reports and other information to Holders at their addresses set forth on the Note Register. The Issuer shall supply the Trustee and each Holder of Floating Rate Senior Notes or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. Notwithstanding the foregoing sentence, the Trustee and each Holder Floating Rate Senior Notes shall be deemed to have been supplied the foregoing reports and other information at the time the Trustee or such Holder may electronically access such reports and other information by means of the Commission’s homepage on the internet or at the Issuer homepage on the internet.

(b) For so long as any Notes remain outstanding, the Issuer will furnish to the Holders of Floating Rate Senior Notes, beneficial owners of the Floating Rate Senior Notes, bona fide prospective investors, securities analysts and market makers, upon their request, the reports described in clause (a) of this Section 4.09 and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Delivery of the reports and other information described in clause (a) of this Section 4.09 to the Trustee is for informational purposes only and the Trustee’s receipt of such reports or other information shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Effect of Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the Original Indenture of Covenant Defeasance, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 thereof, be released from their obligations under Sections 4.06 and 4.07 hereof with respect to the outstanding Floating Rate Senior Notes on and after the date the conditions set forth in Section 8.04 thereof are satisfied, and the Floating Rate Senior Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that Floating Rate Senior Notes will not be deemed outstanding for accounting purposes).

Section 5.02 Counterpart Originals. The Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 5.03 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE AND THE FLOATING RATE SENIOR NOTES.

Section 5.04 TIA Controls. Prior to the effectiveness of the Registration Statement, this Indenture shall incorporate and be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. After the effectiveness of the Registration Statement, this Indenture shall be subject to the provisions of the TIA that are required to be a part of this Indenture and shall be governed by such provisions.

Section 5.05 Severability. In case any provision in this First Supplemental Indenture or the Floating Rate Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.06 Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and perform its obligations hereunder.

*     *    *

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

KANSAS CITY SOUTHERN, as Issuer

By:	/s/ Michael W. Upchurch
	Name:	Michael W. Upchurch
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Supplemental Indenture (Floating Rate Senior Notes due 2023)

THE KANSAS CITY SOUTHERN RAILWAY COMPANY, as a Guarantor

By:	/s/ Michael W. Cline
	Name:	Michael W. Cline
	Title:	Vice President and Treasurer

GATEWAY EASTERN RAILWAY COMPANY, as a Guarantor

By:	/s/ Michael W. Cline
	Name:	Michael W. Cline
	Title:	Vice President and Treasurer

SOUTHERN DEVELOPMENT COMPANY, as a Guarantor

By:	/s/ Michael W. Upchurch
	Name:	Michael W. Upchurch
	Title:	Vice President, Chief Financial Officer and Treasurer

THE KANSAS CITY NORTHERN RAILWAY COMPANY, as a Guarantor

By:	/s/ Michael W. Cline
	Name:	Michael W. Cline
	Title:	Vice President and Treasurer

TRANS-SERVE, INC., as a Guarantor

By:	/s/ Michael W. Cline
	Name:	Michael W. Cline
	Title:	Vice President and Treasurer

KCS HOLDINGS I, INC., as a Guarantor

By:	/s/ Michael W. Cline
	Name:	Michael W. Cline
	Title:	Vice President and Treasurer

Signature Page to Supplemental Indenture (Floating Rate Senior Notes due 2023)

KCS VENTURES I, INC., as a Guarantor

By:	/s/ Michael W. Cline
	Name:	Michael W. Cline
	Title:	Vice President and Treasurer

SOUTHERN INDUSTRIAL SERVICES, INC., as a Guarantor

By:	/s/ Michael W. Upchurch
	Name:	Michael W. Upchurch
	Title:	Vice President, Chief Financial Officer and Treasurer

VEALS, INC., as a Guarantor

By:	/s/ Michael W. Upchurch
	Name:	Michael W. Upchurch
	Title:	Vice President, Chief Financial Officer and Treasurer

PABTEX, INC., as a Guarantor

By:	/s/ Michael W. Upchurch
	Name:	Michael W. Upchurch
	Title:	Vice President, Chief Financial Officer and Treasurer

Signature Page to Supplemental Indenture (Floating Rate Senior Notes due 2023)

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael M. Hopkins
	Name:	Michael M. Hopkins
	Title:	Vice President

Signature Page to Supplemental Indenture (Floating Rate Senior Notes due 2023)

EXHIBIT A

[FACE OF NOTE]

[Insert the Private Placement Legend, if applicable pursuant to the Indenture]

[Insert the Global Securities Legend, if applicable pursuant to the Indenture]

KANSAS CITY SOUTHERN

Floating Rate Senior Notes due 2016

CUSIP No.

ISIN No.

No.	$

Kansas City Southern, a Delaware corporation (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum [of $        ] [as may be increased or decreased as set forth on the Schedule of Exchange of Interests in the Global Note attached hereto] on October 28, 2016, subject to the Business Day Convention.

Interest Payment Dates: January 28, April 28, July 28 and October 28, subject to the Business Day Convention.

Regular Record Dates: the close of business on the fifteenth calendar day prior to each Interest Payment Date, whether or not such day is a Business Day.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date:	Kansas City Southern

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Floating Rate Senior Notes described in the within-mentioned Indenture.

U.S. Bank National Association, as Trustee

By:
Name:
Title:

[REVERSE SIDE OF NOTE]

Kansas City Southern

Floating Rate Senior Notes due 2016

1.	Principal and Interest.

The Issuer will pay the principal of this Note on October 28, 2016, subject to the Business Day Convention.

The Issuer promises to pay interest quarterly in arrears on January 28, April 28, July 28 and October 28 of each calendar year (each, an “Interest Payment Date”),commencing on [January 28, 2016]1, subject to the Business Day Convention.

Interest payable on any Interest Payment Date or the Maturity Date shall be the amount accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid as set forth in the Indenture (or from and including [December 9, 2015]2, if no interest has been paid as set forth in the Indenture) to, but excluding, such Interest Payment Date or the Maturity Date, as the case may be.

The interest rate for the Initial Interest Period shall be [1.0232]%.2 Thereafter, the interest rate for any Interest Period shall be the three-month U.S. dollar LIBOR, as determined on the applicable Interest Determination Date by the Calculation Agent in accordance with the provisions of the First Supplemental Indenture, plus 70 basis points. The interest rate for the Floating Rate Senior Notes will be reset quarterly on each Interest Reset Date.

The Issuer shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum borne by the Floating Rate Senior Notes to the extent lawful and in accordance with the terms of the Indenture.

2.	Method of Payment.

The Issuer will pay principal as provided above and interest (except defaulted interest) on the principal amount of the Floating Rate Senior Notes as provided above on each Interest Payment Date to the Holder of record of the Floating Rate Senior Notes at the close of business on the fifteenth calendar day prior to each Interest Payment Date, whether or not such day is a Business Day, in each case, even if the Floating Rate Senior Note is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Issuer will not make payment to the Holder unless this Note is surrendered to a Paying Agent.

The Issuer will pay principal, premium, if any, and, as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Issuer may pay principal, premium, if any, and interest by its check payable in such money. The Issuer may mail an interest check to a Holder’s registered address (as reflected in the Note Register).

[1]	With respect to Notes issued on the Issue Date.
[2]	With respect to Notes issued on the Issue Date.

If any Interest Payment Date in respect of any Floating Rate Senior Note (other than the Maturity Date) is not a Business Day, then such Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day. If any such Interest Payment Date (other than the Maturity Date) is postponed or brought forward as described above, the interest amount will be adjusted accordingly and the Holder will be entitled to more or less interest, respectively. If the Maturity Date in respect of the Floating Rate Senior Notes or any date fixed for redemption of the Floating Rate Senior Notes is not a Business Day, the payment of principal and interest will not be made until the next following Business Day, and no further interest will be paid in respect of the delay in such payment.

3.	Paying Agent and Registrar.

Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Issuer may appoint or change any Paying Agent or Registrar without notice. The Issuer, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture.

The Issuer issued the Floating Rate Senior Notes under an Indenture dated as of December 9, 2015 (as supplemented by the First Supplemental Indenture dated as of December 9, 2015, the “Indenture”), among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), transfer agent, principal paying agent (in such capacity, the “Paying Agent”) and registrar (in such capacity, the “Registrar”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Floating Rate Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Floating Rate Senior Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. The Floating Rate Senior Notes are general unsecured obligations of the Issuer.

5.	Redemption Following Exchange Offer.

Upon completion of the Exchange Offer, the Issuer may redeem Floating Rate Senior Floating Rate Senior Notes which are not exchanged in the Exchange Offer in an amount up to 2.0% of the original aggregate principal amount of the Floating Rate Senior Notes issued at a Redemption Price of 100% of their principal amount plus accrued interest thereon to but excluding the Redemption Date.

6.	Partial Redemption.

If less than all of the Floating Rate Senior Notes are to be redeemed at any time, the Trustee shall select the Floating Rate Senior Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Floating Rate Senior Notes are listed or, if the Floating Rate Senior Notes are not listed on a national securities exchange, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Floating Rate Senior Notes of $2,000 in principal amount or less shall be redeemed in part.

7.	Notice of Redemption.

Notice of any redemption pursuant to Section 5 hereof will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Floating Rate Senior Notes to be redeemed at his or her last address as it appears in the Note Register; provided, redemption notices may not be mailed less than 3 days prior to a Redemption Date if the notice is issued with respect to Floating Rate Senior Notes to be redeemed pursuant to the last paragraph of Section 5 hereof. Any Floating Rate Senior Notes in original denominations larger than $2,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue and the principal amount shall remain constant (using the principal amount as of the Redemption Date) on Floating Rate Senior Notes or portions of Floating Rate Senior Notes called for redemption, unless the Issuer defaults in the payment of the Redemption Price.

8.	Repurchase upon Change of Control Repurchase Event.

Upon the occurrence of any Change of Control Repurchase Event, each Holder shall have the right to require the repurchase of its Floating Rate Senior Notes by the Issuer in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof on the date of repurchase plus accrued interest, if any, to, but excluding, the date of repurchase.

A notice of such Change of Control Repurchase Event will be mailed within 30 days after any Change of Control Repurchase Event occurs or, at the Issuer’s option, prior to the Change of Control, but after public announcement of such Change of Control, to each Holder of the Floating Rate Senior Notes with a copy to the Trustee. Any Floating Rate Senior Notes in original denominations larger than $2,000 may be sold to the Issuer in part. On and after the Change of Control Payment Date, interest ceases to accrue on Floating Rate Senior Notes or portions of Floating Rate Senior Notes surrendered for purchase by the Issuer, unless the Issuer defaults in the payment of the repurchase price.

9.	Denominations; Transfer; Exchange.

The Floating Rate Senior Notes are in registered form without coupons in minimum denominations of $2,000 of principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Floating Rate Senior Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Floating Rate Senior Notes selected for redemption. Also, it need not register the transfer or exchange of any Floating Rate Senior Notes for a period of 15 days before a selection of Notes to be redeemed is made.

10.	Persons Deemed Owners.

A Holder shall be treated as the owner of a Floating Rate Senior Note for all purposes.

11.	Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, then, subject to applicable escheat law, the Trustee and the Paying Agent will pay the money back to the Issuer at its request. After that, Holders entitled to the money must look to the Issuer for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

12.	Discharge Prior to Redemption or Maturity.

The Issuer’s and the Guarantors’ obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Floating Rate Senior Notes or upon the irrevocable deposit with the Trustee of U.S. dollars or Government Securities sufficient to pay when due principal of and interest on the Floating Rate Senior Notes to maturity or redemption, as the case may be.

13.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture, the Floating Rate Senior Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Floating Rate Senior Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Floating Rate Senior Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture, the Floating Rate Senior Notes and the Note Guarantees to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not adversely affect the legal rights of any Holder.

14.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of (x) the Issuer and the Guarantors, among other things, to create or permit any lien or merge, consolidate or transfer substantially all of their assets and (y) the Issuer to permit its Subsidiaries that are not Guarantors to incur certain Debt. The Indenture also requires the Issuer to cause each Domestic Subsidiary that guarantees the Credit Agreement or any other Debt of the Issuer or a Significant Subsidiary of the Issuer that is a Guarantor to become a Guarantor of the Floating Rate Senior Notes as set forth in the Indenture. Within 90 days after the end of each fiscal year, the Issuer must report to the Trustee on compliance with such covenants.

15.	Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the Floating Rate Senior Notes and the Indenture in accordance with the terms of the Indenture, the predecessor person will be released from those obligations.

16.	Defaults and Remedies.

The following events constitute “Events of Default” under the Indenture: (a) default in the payment of principal of (or premium, if any, on) any Floating Rate Senior Note when the same becomes due at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Floating Rate Senior Note when due and such default continues for a period of 30 days; (c) the Issuer or a Guarantor defaults in the performance of any covenant of the Issuer or a Guarantor in the Indenture or under this Note (other than a default specified in clause (a) or (b) above), and such default continues for a period of 90 days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Floating Rate Senior Notes; (d) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Issuer or a Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Issuer or a Guarantor or for all or substantially all of the property and assets of the Issuer or a Guarantor or (iii) the winding-up or liquidation of the affairs of the Issuer or a Guarantor and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (e) the

Issuer or a Guarantor (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law; (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Issuer or a Guarantor or for all or substantially all of the property and assets of the Issuer or a Guarantor or (iii) effects any general assignment for the benefit of creditors; (f) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor or Person acting on behalf of such Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee and such default continues for a period of 10 days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Floating Rate Senior Notes; or (g) (A) the Concession Title shall cease to grant to KCSM the rights provided therein as of the Issue Date and such cessation has had a material adverse effect on the Issuer and its Subsidiaries taken as a whole, (B) (x) the Concession Title shall for any reason be terminated and not reinstated within 30 days or (y) rights provided therein which were originally exclusive to KCSM shall become nonexclusive and the cessation of such exclusivity has had a material adverse effect on the Issuer and its Subsidiaries taken as a whole, or (C) the operations of the Northeast Rail Lines shall be commandeered or repossessed (a requisa) for a period of 90 days or more.

If an Event of Default occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Floating Rate Senior Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Floating Rate Senior Notes to be immediately due and payable.

Holders may not enforce the Indenture or the Floating Rate Senior Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Floating Rate Senior Notes. Subject to certain limitations, Holders of a majority in principal amount of the Floating Rate Senior Notes then outstanding may direct the Trustee in its exercise of any trust or power.

17.	Trustee Dealings with Issuer.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.

18.	No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Floating Rate Senior Notes issued under the Indenture or for any claim based on the Indenture or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or any Guarantor in the Indenture, or in any of the Floating Rate Senior Notes or the Note Guarantees or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer, any Guarantor or of any successor Person thereof. Each Holder, by accepting the Floating Rate Senior Notes, waives and releases all such liability.

19.	Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

20.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Kansas City Southern, 427 West 12th Street, Kansas City, MO 64105, Attention: Treasurer.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.

[THE FOLLOWING PROVISION TO BE INCLUDED

ON ALL NOTES OTHER THAN EXCHANGE NOTES,

OFFSHORE GLOBAL NOTES AND

OFFSHORE PHYSICAL NOTES]

In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of an effective registration statement or (ii) the end of the period referred to in Rule 144 under the Securities Act, the undersigned confirms that without utilizing any general solicitation or general advertising:

[Check One]

[ ] (a)	this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

[ ] (b)	this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee or other Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.11 of the Indenture shall have been satisfied.

Date:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Issuer pursuant to Section 4.07 of the First Supplemental Indenture, check the Box: ☐

If you wish to have a portion of this Note purchased by the Issuer pursuant to Section 4.07 of the First Supplemental Indenture, state the amount: $

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $[●]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.